EXHIBIT 99.4

Applied Minerals, Inc. Announces $10,500,000 Financing

New York, NY – August 5, 2013 -- Applied Minerals, Inc. (the “Company”) (OTCQB & OTCBB: AMNL), a leading global producer of Halloysite Clay, today announced that it has successfully secured commitments for $10,500,000 of financing through the private placement of 10% Mandatorily Convertible PIK Notes due 2023 (“Notes”).  The Notes have a strike price of $1.40 per share and convert into 7,500,000 shares of the common stock of Applied Minerals, Inc.

The purchasers of the Notes included three institutional investors. No broker was used and no commission was paid as part of the financing.

About Applied Minerals, Inc.

Applied Minerals is the leading producer of Halloysite Clay solutions from its wholly-owned Dragon Mine property in Utah.  Halloysite is an aluminosilicate clay that forms naturally occurring nanotubes.   In addition to serving the traditional halloysite markets for use in technical ceramics and catalytic applications, the Company has developed niche applications that benefit from the tubular morphology of its halloysite.  These applications include carriers of active ingredients in paints, coatings and building materials, environmental remediation, agricultural applications and high-performance additives & fillers for plastic composites.   Additional information on the company can be found on our company website at www.appliedminerals.com.

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Safe harbor statements under the Private Securities Litigation Reform Act of 1995 for Applied Minerals, Inc.: Some statements contained or implied in this news release may be considered forward-looking statements, which by their nature are uncertain. Consequently, actual results could materially differ. For more detailed information concerning how risks and uncertainties could affect the Company's financial results, please refer to Applied Minerals’ most recent filings with the SEC. The Company assumes no obligation to update any forward-looking information.

Investor Relations Contact:
Jordan M. Darrow
Darrow Associates
631-367-1866
jdarrow@darrowir.com